Exhibit 15.1

   November 9, 1999



   McMoRan Exploration Co.
   1615 Poydras St.
   New Orleans, LA 70112

   Gentlemen:

   We are aware that McMoRan Exploration Co. has incorporated by reference in its Registration Statements (File Nos. 333-61171, 333-67485, 333-67963 and 001-07791 and McMoRan Oil &
   Gas Co.'s Registration Statements File Nos. 33-82866, 33-80369, 33-80371, 333-44561 and 333-52469) its Form 10-Q for
   the quarter ended September 30, 1999, which includes our report dated October 19, 1999 (except with respect to Note 5, as to which the date is November 9, 1999) covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

   Very truly yours,

   /s/ Arthur Andersen LLP